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                                                                  Exhibit (a)(7)

CONTACT: Stockholder Relations                             FOR IMMEDIATE RELEASE
         214/874-2354


                          CAPSTEAD MORTGAGE CORPORATION
                  COMMENCES $12.75 PER SHARE CASH TENDER OFFER
                 FOR UP TO 5,000,000 SHARES OF ITS COMMON STOCK

         DALLAS - February 16, 2001 - Capstead Mortgage Corporation ("Capstead" or the "Company") (NYSE: CMO) today announced that it has commenced the tender offer announced on February 12, 2001 to purchase up to 5,000,000 shares of its common stock for a cash purchase price of $12.75. The tender offer will only be made pursuant to offering materials being distributed February 16, 2001 and will expire on Friday, March 16, 2001 at 12:00 Midnight, New York time, unless extended. The Company's Board of Directors is not making any recommendation to the stockholders as to whether or not they should tender any shares pursuant to the offer. Members of the Board of Directors and Executive Officers, as well as Fortress Cap LLC, Capstead's principal stockholder, have agreed not to participate in the tender offer. Merrill Lynch and Co. is acting as Dealer Manager for the tender offer.

                                    * * * * *

         Capstead Mortgage Corporation, a mortgage investment firm with assets of over $8 billion, earns income from investing in mortgage assets and other investment strategies.

         This document contains "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) that inherently involve risks and uncertainties. The Company's actual results and liquidity can differ materially from those anticipated in these forward- looking statements because of changes in the level and composition of the Company's investments and unforeseen factors. As discussed in the Company's filings with the Securities and Exchange Commission, these factors may include, but are not limited to, changes in general economic conditions, the availability of suitable investments, fluctuations in and market expectations for fluctuations in interest rates and levels of mortgage prepayments, deterioration in credit quality and ratings, the effectiveness of risk management strategies, the impact of leverage, the liquidity of secondary markets and credit markets, increases in costs and other general competitive factors.

         THE TENDER OFFER STATEMENT (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND OTHER OFFER DOCUMENTS) WILL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER. The Offer to Purchase, the related Letter of Transmittal and certain other offer documents will be made available to all stockholders of Capstead, at no expense to them. The Tender Offer Statement (including the Offer to Purchase, the related Letter of Transmittal and all other offer documents filed with the Commission) are also available for free at the Commissions Web site at www.sec.gov.